AMENDMENT NO. 1 TO SENIOR SECURED PROMISSORY NOTES


         THIS AMENDMENT NO. 1 TO SENIOR SECURED PROMISSORY NOTES ("Amendment") dated as of November 15, 1996, is made by EDNET, INC., a Colorado corporation (the "Company"), and MORGAN FULLER CAPITAL GROUP L.L.C. ("Morgan Fuller").

                                    RECITALS

         A. The Company previously  executed that: (i) Senior Secured Promissory
Note in favor of Morgan Fuller dated July 5, 1996 in the original principal amount of $500,000; (ii) Senior Secured Promissory Note in favor of Morgan Fuller dated July 22, 1996 in the original principal amount of $200,000; and
(iii) Senior Secured Promissory Note in favor of Morgan Fuller dated July 22, 1996 in the original principal amount of $300,000 (collectively, the "Senior Secured Notes").

         B. The Company and Morgan Fuller now desire to amend the Senior Secured Notes as provided for in this Amendment.

                                   AGREEMENT

         ACCORDINGLY, for good and valuable consideration, the parties hereby agree as follows:

         Section 1. Amendment of Senior Secured Notes. Each of the Senior Secured Notes is hereby amended as follows:

                  (a) Section 1 ("Principal Payments") of each of the Senior Secured Notes is amended in its entirety to read as follows:

                                    "1. Principal Payments. The entire principal
                           amount of and all accrued interest on this Senior Secured Promissory Note (the "Note") shall be due and payable on January 31, 1997 (the "Maturity Date"), provided, however, that if the entire principal amount of and all accrued interest on this Note is not repaid on the Maturity Date, the Loan shall be converted into a term loan and Borrower shall pay to Lender on the fifteenth (15th) day of each calendar month, commencing on February 15, 1997 (the
                           "Conversion Date"), principal in the amount of $100,000.00, and all accrued interest thereon, until the entire principal amount of and all accrued interest on this Note is repaid in full."

         Section 2. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents and to be performed entirely within California. This Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such

                                       1.
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agreement shall become  effective upon the execution of a counterpart  hereof or thereof by each of the parties hereto.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the date first set forth above.

                                    the "Company"

                                    EDnet, INC.
                                    a Colorado corporation


                                    By /s/ Tom Kobayashi
                                       ___________________________________
                                             Tom Kobayashi
                                             Chief Executive Officer


                                    "Morgan Fuller"

                                    Morgan Fuller Capital Group L.L.C.,


                                    By /s/ Gordon R. Taubenheim
                                       ___________________________________
                                             Gordon R. Taubenheim
                                             Managing Director


                                       2.